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Exhibit (a)(ii)

A1020	Sent via E-Mail December 13, 2002

December 13, 2002

To:	Active Management Employees of Northwest Who Hold Outstanding Stock Options
From:	Richard Anderson
Re:	Stock Option Exchange Program

Northwest Airlines has faced numerous significant challenges during the past 18 months. We have managed these challenges aggressively and find ourselves very well positioned relative to our peers, thanks to the extraordinary efforts of the best management team in the airline industry.

During these difficult times, it is imperative that we continue to retain our key leaders. Therefore, we are offering a stock option exchange program that we view as a balanced approach, taking into account the interests of the company, its shareholders, and our key employees. The program provides Northwest officers the opportunity to exchange outstanding stock options for new options. The new stock options will be granted between January 15 and February 14, 2003 (or a later date if the offer is extended) at the fair market value on the new date of grant. Further, the program provides other active management employees of Northwest (non-officers) the opportunity to exchange outstanding stock options for phantom stock units. The offer is subject to additional terms and conditions outlined in the attached materials and online via the link below.

Please note that program participation is voluntary and Northwest makes no recommendation as to whether or not you should tender your options for exchange. You may review additional information pertaining to the exchange offer online via the following link:
http://www.nwapeople.nwa.com/Human_Resources/Misc/rdr_Option_Exchange.htm.

These materials outline the terms and conditions of the offer to exchange your options and other important information. Please read and understand all aspects of the exchange offer before deciding whether to participate. You may also wish to consult with your personal tax or financial advisor before making your participation decision.

Should you decide to participate, please follow the procedures outlined in the attached documents and online at: http://www.nwapeople.nwa.com/Human_Resources/Misc/rdr_Option_Exchange.htm.

Questions related to this program can be sent via e-mail to exchangeoffer@nwa.com.

Thank you for your hard work and dedication. Your significant contributions during the last year have been critical in positioning us for success.

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  Exhibit (a)(ii)